Exhibit 99.2

Prospectus Supplement Summary

Overview

We are a global life sciences company focused on the discovery, development, and commercialization of new fertility treatments. Our patented technology is based on egg precursor, or EggPCSM, cells, which are immature egg cells found in the protective outer layer of a woman’s own ovaries. The discovery of EggPC cells countered a long-held medical belief that women are born with a set number of eggs that die over time, thereby enabling new possibilities in the treatment of female infertility.

Our portfolio of fertility treatment options takes advantage of proprietary methods to identify and isolate EggPC cells from a patient’s ovarian tissue. By applying our EggPC technology platform in unique ways, we are developing and commercializing new fertility treatment options that are designed to improve egg health and in vitro fertilization, or IVF.

The AUGMENTSM treatment

In 2014, we launched the AUGMENTSM treatment in select international IVF clinics through AUGMENT Centers of Excellence, or ACE clinics, in Canada, the United Kingdom, Turkey and the United Arab Emirates. In addition, we have a commitment from one of the largest IVF clinic networks in Japan, which plans to offer the AUGMENT treatment in 2015. We anticipate expanding to new ACE clinics in other major regions of the world in 2015.  The AUGMENT treatment is not available in the United States. This treatment is specifically designed to improve egg health. Improved egg health may offer the potential for enhanced IVF.  With the AUGMENT treatment, energy-producing mitochondria from a patient’s own EggPC cells are added to the patient’s mature eggs during the IVF process to supplement the existing mitochondria.

Our new treatment options under development

Our treatment options under development include the following:

•    The OvaPrimeSM treatment is a potential new fertility treatment that could enable a woman to expand her egg reserve. The OvaPrime treatment is designed to transfer a woman’s EggPC cells from the protective outer layer of her ovary to deeper in her ovary where they may mature into fertilizable eggs during the IVF process.  In 2014, we conducted additional preclinical proof-of-concept studies for the OvaPrime treatment that demonstrated the ability to mature an EggPC cell into a mature egg in the ovary (in vivo). These results were supportive of previous preclinical studies conducted by independent labs which showed that EggPCs could be matured in vivo. We also completed feasibility studies of non-human primates and together with these findings, plan to optimize the process and introduce the OvaPrime treatment in select IVF clinics outside of the United States by the end of 2015.

•    The OvaTureSM treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. The OvaTure treatment seeks to mature a woman’s own EggPC cells into eggs outside the body. This potential treatment may be an option for women with compromised eggs, who are unable to make eggs, or who may be unwilling or unable to undergo hormone hyperstimulation, such as women diagnosed with cancer.  In 2014, we achieved human preclinical proof-of-concept with the OvaTure treatment by demonstrating that human EggPC cells can be matured into eggs outside of the body. We expect to optimize the process and define a potentially accelerated development pathway for the OvaTure treatment in 2015.

OvaScience and Intrexon formed a joint venture in December 2013 called OvaXonSM to develop an innovative approach to the prevention of genetic disease and animal health. The collaboration combines Intrexon’s synthetic biology capabilities with the OvaTure treatment to prevent the propagation of inherited diseases such as mitochondrial and other genetic disorders in future generations. Each party contributed $1.5 million to OvaXon and has a 50% equity interest. Research and development costs and profits will be split equally. The joint venture anticipates initially targeting the animal health market, which is estimated to grow to $19 billion by 2018 according to consensus estimates for animal divisions of Elanco, Merck, Sanofi, and Zoetis.

The AUGMENT treatment

In 2014, we launched the AUGMENT treatment internationally through our ACE access program in Canada, the United Kingdom, Turkey and the United Arab Emirates. In addition, we have a commitment from one of the largest IVF clinic networks in Japan, which plans to offer the AUGMENT treatment in 2015. We anticipate expanding to new ACE clinics in other major regions of the world in 2015.  The AUGMENT treatment is not available in the United States.  We exceeded our 2014 AUGMENT goal of 40-60 patients in treatment, with more than 150 patients now receiving the treatment, and we started transitioning some of the IVF clinics to commercial centers in 2014. In 2015, we expect at least 1,000 additional patients to be receiving the AUGMENT treatment.

We continue to target international regions that combine elements of the following key criteria:

•   Key opinion leaders / high volume IVF clinics

•   High quality IVF labs

•   Out-of-pocket pay and high average cost per cycle

•   Donor egg restrictions

As part of the AUGMENT treatment, a woman’s eggs may be revitalized by injecting mitochondria from her own EggPC cells into her egg during IVF. This has the potential to improve egg health. Improved egg health may offer the potential for enhanced IVF.

The AUGMENT treatment cycle begins upon our receipt of the patient’s tissue. We expect to receive payment before processing the tissue and recognize revenue when we deliver the mitochondria to the clinic. Based on our experiences to date, the revenue recognition period is expected to range between 30 and 120 days, which is typical for an IVF cycle.  We currently anticipate that the price paid by the clinic for the AUGMENT treatment will be between $15,000 and $25,000.

The AUGMENT treatment complements the existing standard of practice for an IVF cycle. Prior to hormone hyperstimulation, a small tissue biopsy is taken from the protective outer layer of a woman’s own ovaries, where the EggPC cells reside. Our proprietary process identifies and isolates the woman’s own EggPC cells followed next by the removal of her own mitochondria from within her EggPC cells. The woman’s own mitochondria are then injected into her egg alongside the sperm in a single injection at the time of intracytoplasmic sperm injection, or ICSI.

The development of assisted reproductive technologies has a long history of innovation based on techniques and tools developed outside the United States, including IVF and ICSI and, more recently, time-lapse imaging, oocyte vitrification and in vitro maturation of oocytes. We believe that this is a primary reason why 90% of the 1.5 million annual IVF cycles are performed outside of the United States. Given the market size, as well as the innovative history and acceptance of new fertility methods and technologies internationally, we have consistently maintained a strategy to make our fertility treatments available to women worldwide. We have commenced the international launch of the AUGMENT treatment through our ACE access program, and we are preparing to and hope to launch a second fertility treatment using this approach by the end of 2015. We believe that we will be able to continue to offer the AUGMENT treatment in international regions where we have already launched the treatment and introduce the AUGMENT treatment into certain new international regions, in each case without pre-market review and approval, but if applicable regulatory bodies disagree, we may abandon the AUGMENT treatment in that region or suffer significant delay or expense in seeking necessary approvals. In September 2013, we received an “untitled” letter from the United States Food and Drug Administration, or FDA, advising us to file an Investigational New Drug, or IND, application for the AUGMENT treatment. We anticipate having future discussions with the FDA to present details on the AUGMENT treatment and to determine the appropriate path forward.

OvaScience plans to introduce its other fertility treatments, which are currently in development, by employing a similar approach to its introduction of the AUGMENT treatment.  This strategy aims to leverage the commercial infrastructure the Company is building in select international regions where our treatments are being offered.  We plan to introduce our OvaPrime treatment in certain international IVF clinics by the end of 2015, and are exploring potential opportunities to accelerate development of our OvaTure treatment using the proprietary high throughput, autologous, in vitro system that we have established for developing OvaTure.

Our strategy

We believe our EggPC technology has the potential to make significant advances in the field of fertility because it may enable us to address poor egg and embryo quality due to age and other causes. We believe our EggPC technology could improve IVF by:

Increasing live birth rates and reducing the number of IVF cycles.  By improving egg health, we believe we may increase the number of higher quality embryos resulting from an IVF cycle, and, in so doing, may increase the percentage of live births and reduce the number of IVF cycles required.

Reducing the incidence of multiple births.  By generating higher quality eggs, we believe our EggPC technology may allow for the transfer of fewer embryos per cycle and, as a result, lower the incidence of multiple births and the associated complications.

Lowering the overall cost of the IVF process.  If we reduce the number of IVF cycles required for a live birth and the incidence of multiple births, we believe our fertility treatment options may also lower the overall costs associated with the IVF process.

Reducing the need for hormonal hyperstimulation.  We are designing our OvaTure technology to mature EggPC cells into fertilizable eggs ex vivo, or outside the body. The OvaTure treatment could reduce, or possibly eliminate, the need for hormonal hyperstimulation for the maturation of multiple oocytes prior to egg retrieval in the IVF process.

Prevent inherited diseases.  OvaXon, our joint venture with Intrexon Corporation, is focused on developing new applications to prevent the transmission of inherited diseases by gene editing EggPC cells for applications in human and animal health.

Risks associated with our business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk factors” section of this prospectus supplement immediately following this prospectus supplement summary. These risks include the following:

•                  Our short operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•                  We have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability. As of September 30, 2014, we had an accumulated deficit of $75.8 million.

•                  We will need substantial additional funding. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our fertility treatment development programs or commercialization efforts.

•                  The science underlying our AUGMENT treatment and our treatments under development is based on recent discoveries, and in particular the OvaPrime treatment and the OvaTure treatment, have not been used in humans. The preclinical data we have generated for these treatments under development may not be replicated in humans.  We may not be able to successfully develop the OvaPrime treatment, the OvaTure treatment or other potential fertility treatments.

•                  Further preclinical testing and development, including any necessary clinical trials of the OvaPrime treatment and the OvaTure treatment and any of our other current or potential fertility treatments may not be successful. If we are unable to develop and commercialize our potential fertility treatments, or if we experience significant delays in doing so, our business will be materially harmed.

•                  If serious adverse or inappropriate side effects or other safety issues are identified during the development or commercialization of the AUGMENT treatment and our potential fertility treatments or with any procedures with which these fertility treatments are used, we may need to abandon or limit our development or commercialization of those current or potential fertility treatments, which could have a material adverse effect on our business, results of operations or financial condition.

•                  Our plans to continue and expand the launch of the AUGMENT treatment and introduce the OvaPrime treatment in selected regions outside of the United States depend upon the those treatments meeting the requirements of a class of products or a type of practice or treatment exempt from premarket review and approval in such regions.  There can be no assurance that this will be the case in any particular jurisdiction. In September 2013, we received an “untitled” letter from the FDA advising us to file an Investigational New Drug, or IND, application for the AUGMENT treatment.  As a result, we chose to suspend enrollment in our AUGMENT study in the United States.  Additionally, our plans to define a potentially accelerated development pathway for the OvaTure treatment will depend upon the development pathway and the regulatory pathway applicable in regions of the world that we target.  Failure to obtain any required marketing approval in international regions would prevent us from marketing the AUGMENT treatment or our potential fertility treatments in such regions, which could have a material adverse effect on our business, results of operations or financial condition.

•                  We have limited patient experience with the AUGMENT treatment and our experience with the AUGMENT treatment to date may not be representative of what women will experience in the future.  Our ability to gain market acceptance of the AUGMENT treatment will depend on the experience women have with this treatment option over time.

•                  We have limited experience as a commercial-stage company.  The global commercial launch of a new medical technology is a complex undertaking.  We are in the process of expanding our global sales and marketing teams and commercial infrastructure to support the expansion of our commercial launch.  If the expansion of our commercial launch of our AUGMENT treatment to new regions or the commercial launch of the OvaPrime treatment or other potential fertility treatments is delayed or does not occur for any reason, it could have a material adverse effect on our business, results of operations or financial condition.

•                  We currently rely and will continue to rely on selected international IVF clinics to commercialize, gain experience and generate data on the AUGMENT treatment and to introduce, as well as to launch the OvaPrime treatment if our treatment optimization efforts are successful. We will also rely on third parties to conduct any further testing or clinical trials for other potential fertility treatments.  Such third parties may not perform satisfactorily, including failing to meet quality standards, deadlines or other expectations for the completion of such research.

•                  If we are unable to obtain and maintain patent protection for our technology and current and potential fertility treatments, or if our licensors are unable to obtain and maintain patent protection for the technology or potential fertility treatments that we license from them, our competitors could develop and commercialize technology and potential fertility treatments similar or identical to ours, and our ability to successfully commercialize our technology and potential fertility treatments may be adversely affected.

•                  It is unclear what approval pathway FDA will ultimately require us to follow with the AUGMENT treatment or our potential fertility treatments prior to commercialization in the United States.  FDA may conclude that the AUGMENT treatment and/or our potential fertility treatments constitute drugs, biologics, or medical devices. If FDA makes such a determination for any of our potential fertility treatments, we would be required to conduct clinical trials under an IND (or IDE for a medical device) and seek FDA pre-market review and approval pursuant to an NDA or BLA (or PMA for a medical device). In that event, we may abandon pursuing that potential fertility treatment in the United States, or suffer significant delays and expense seeking to approve any necessary approval.

Our corporate information

We were incorporated under the laws of the State of Delaware in April 2011 under the name Ovastem, Inc. and changed our name to OvaScience, Inc. in May 2011.  Our principal executive offices are located at 215 First Street, Suite 240, and 245 First Street, Cambridge, Massachusetts 02142 and our telephone number is (617) 500-2802.  Our website address is www.ovascience.com.  The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus.

As used in this prospectus supplement, unless the context otherwise requires, references to “OvaScience,” “we,” “us,” “our” and similar references refer to OvaScience, Inc. and, where appropriate, our consolidated subsidiaries. The trademarks, trade names and service marks appearing in this prospectus supplement are the property of their respective owners.

Implications of being an emerging growth company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act).  An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.  These provisions include:

•                  a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

•                  exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•                  reduced disclosure about the company’s executive compensation arrangements; and

•                  no non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act.  We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates as of a particular date, or issue more than $1.0 billion of non-convertible debt over a three-year period.  We may choose to take advantage of some but not all of these reduced burdens.